EXHIBIT 10.5

December 29, 2017

Adar Bays, LLC

3411 Indian Creek Drive, Suite 403,

Miami Beach, FL 33140

Re: Confirmation of conversion price and prepay increases

Ladies and Gentlemen:

This letter is being written with respect to those certain 8% Convertible Promissory Notes in the aggregate amount of $555,000.00 dated September 25, 2017 (the “Notes”) issued to Adar Bays, LLC (the “Investor”) by Airborne Wireless Network., a Nevada corporation (the “Company”).

Please note that the Company confirms that, per the terms of the Securities Purchase Agreement entered between the Company and the Investor as of September 25, 2017 and the Notes, the Conversion Price (as that term is defined in each Note) sshall be 55% (resulting in an effective conversion discount of 45% instead of 30%). In addition, the prepayment amounts set forth section 4(c) of each Note are increased by 10% each (by way of example, 115% prepay premium becomes 125% prepay premium).

In addition, please note that each Note issued by us to you may be converted at any time, subject to full cash payment for that Note.

Please keep this letter on file

Very truly yours,

AIRBORNE WIRELESS NETWORK

By:	/s/ J. Edward Daniels

President